Exhibit 10.45

LEASE AGREEMENT

THIS LEASE, entered into this the January 24, 2018 between, HHT, LLC (“Landlord” or “Lessor”) and FRANKLIN SYNERGY BANK, (“Tenant”).

WITNESSETH:

1.    LEASED PREMISES AND TERM. Landlord, in consideration of the rents, covenants and agreements hereinafter reserved and contained, to be paid and performed by Tenant, hereby demises and lets unto Tenant for a Term of Three (3) years commencing on the April 1, 2018, a portion of 310 West Main Street being approximately 2350 square feet of the building (including a pro rata portion of the egress corridor), more particularly described in EXHIBIT A, attached hereto and made a part hereof (“Leased Premises”).

2.    RENT. As basic rental (“Base Rent”) for the Leased Premises, Tenant shall pay Landlord without reduction, set-off, prior notice or demand, the sum of $27.00/sq. ft. (minimum 2350 sq/ft) per year, payable in equal monthly installments of FIVE THOUSAND, TWO HUNDRED AND EIGHTY-SEVEN DOLLARS AND FIFTY CENTS ($5,287.50). The first payment of Rent shall be due on April 1, 2018 and each subsequent payment shall be due on the first day of each month after that date; provided, however, a Base Rent payment shall not be deemed “late”, and Tenant shall not be deemed to have not paid a Base Rent payment when due, unless Tenant fails to make any such payment until after the fifth day of any month when due. Commencement/ Delivery Date for buildout is expected to be January 1st, 2018 therefore the first payment of Rent would be April 1st, 2018. If the Delivery date is delayed due to construction, these dates will be adjusted based on the Delivery date.

Rent Rate Detail: Months 1-12: Months 13-24: Months 24-36:	$27.00/sq. ft. divided by 12 $28.08/sq. ft. divided by 12 $29.20/sq. ft. divided by 12

A late penalty of $100 per day shall be due on any monthly rental payment received after the fifth day of any month.

3.    RENEWAL TERMS. Tenant may extend the Lease for one (1) additional three (3) year term by giving written notice to Landlord more than Ninety (90) days before expiration of the initial Lease term. The rent upon renewal shall be based on the then prevailing long-term rate for Class A rental space for a similarly situated premises under similar terms.

4.    USE OF LEASED PREMISES; PROHIBITED USES. Tenant covenants and agrees that the Leased Premises shall be used for a lawful commercial purpose as a bank. Under no circumstances, however, may the Leased Premises be used for the following types of businesses: (1) an adult bookstore, (2) an adult entertainment establishment, or (3) any business distributing adult or pornographic material.

5.    QUIET ENJOYMENT. Tenant, upon paying the rents herein reserved and performing and observing all of the other terms, covenants and conditions of this lease on Tenant’s part to be performed and observed, shall peaceably and quietly have and enjoy the Leased Premises during the Term, subject to the terms of this lease.

6.    PARKING AND COMMON AREAS. All parking and common areas and other common facilities made available by Landlord in or about the Leased Premises shall be subject to exclusive control and management of Landlord, expressly reserving to Landlord, without limitation, the right to erect and install improvements within said areas. Common Areas (whether as initially constructed or as the same may be enlarged or reduced at any time thereafter) means all areas, space, facilities, equipment, signs and special services from time to time made available by Landlord for the common and joint use and benefit of Landlord, the Tenant and other tenants and occupants of the Leased Premises, and their respective employees, agents, subtenants, concessionaires, licensees, customers and invitees, which may include (but shall not be deemed a representation as to their availability), any sidewalks, parking areas, access roads, driveways, landscaped areas, truck service-ways, loading docks, stairs, ramps, elevators, escalators and public washrooms. Landlord expressly reserves the right from time to time, to construct, maintain and operate lighting and other facilities, equipment and signs on all Common Areas; to police the same; to change the area, level, location and arrangements of the parking areas and other facilities forming a part of the Common Areas; to build parking facilities; to restrict parking by tenants and other occupants of the Leased Premises and their employees, agents, subtenants, concessionaires and licensees; to close temporarily all or any portion of the Common Areas for the purpose of making repairs or changes thereto and to discourage non-customer parking; to establish, modify and enforce reasonable rules and regulations with respect to the Common Areas and the use to be made thereof; and to grant individual tenants the right to conduct sales in the Common Areas. Landlord shall operate, manage, equip, light and maintain the Common Areas in such manner as Landlord may from time to time determine, and Landlord shall have the right and exclusive authority to employ and discharge all personnel with respect thereto. Landlord will under no circumstances restrict ingress to Tenant’s space.

Tenant is hereby given a non-exclusive license to use, during the terms hereof, the Common Areas of the Leased Premises as they may now or at any time during the term exist, provided, however, that should the size, location or arrangement of such Common Areas or the type of facilities at any time forming a part thereof be changed or diminished, Landlord shall not be subject to any liability therefore, nor shall Tenant be entitled to any compensation or diminution or abatement of rent therefore, nor shall such change or diminution of such areas be deemed a constructive or actual eviction.

Landlord reserves the exclusive right to grant to third persons the non-exclusive right to cross over and use in common with Landlord and all tenants of the Leased Premises and the Common Areas as designated from time to time by Landlord.

Tenant, in the use of the common and parking areas, agrees to comply with reasonable rules, regulations and charges for parking as Landlord may adopt from time to time. Such rules may include, but shall not be limited to, the following: (1) the restricting of employee parking to a limited, designated area or areas; (2) the regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish at the sole cost and expense of Tenant; and (3) to remain in compliance with applicable City codes, parking requirements, and parking ratios

7.    SIGNS. Tenant may affix and maintain upon the exterior of the Leased Premises, whether on exterior walls, glass, or otherwise, and in the interior of the Leased Premises visible from the exterior, only such signs, advertising placards, names, insignias, trademarks and descriptive material as shall have first received written approval of Landlord as to type, size, color, location, copy nature, control and display qualities. Such approval shall not be unreasonably withheld. All signage must also be approved by the city. See Sign Exhibit B.

8.    DISPLAYS. Tenant may not display or sell merchandise or allow grocery carts or other similar devices within the control of Tenant to be stored or to remain outside the exterior walls and permanent doorways of the Leased Premises. Tenant further agrees not to install any exterior lighting, amplifiers, or similar devices or use in or about the Leased Premises, such as flashing lights, searchlights, loud speakers, phonographs, or radio broadcasts.

9.    REAL ESTATE TAXES; OTHER TAXES. Landlord is responsible for Real Estate taxes. Tenant must pay promptly when due all taxes directly or indirectly imposed or assessed on Tenant’s business operations, machinery, equipment, improvements, inventory and other personal property or assets, whether such taxes are assessed against Tenant, Landlord, or the Leased Premises as a single entity.

10.    UTILITIES. Tenant must apply for, arrange for and pay or cause to be paid and must be solely responsible for all charges for utility services, other than such services as may be rendered or supplied upon or in connection with the Leased Premises by Landlord. Tenant must indemnify Landlord and save Landlord harmless against any liability or charges on account of utilities furnished to the Leased Premises. If any utility charges are not paid by Tenant when due, Landlord may pay them and any amount paid by Landlord must be paid by Tenant as an additional charge for the month next following the date of payment by Landlord.

Certain services, such as electrical, may be included in the entire Leased Premises’ bill but will be independently monitored by a separate electrical meter and communicated monthly/quarterly to Tenant. In the event that a utility is included in the entire Leased Premises’ bill, said utility bill will be apportioned to Tenant on a pro rata basis based on the square footage leased by Tenant as compared to the entire Leased Premises.

11.    INSTALLATION OF EQUIPMENT BY TENANT. Tenant may not install any equipment which will exceed or overload the capacity of any utility facilities and, if any equipment installed by Tenant may require additional utility facilities, they will be installed at Tenant’s expense in accordance with plans and specifications approved in writing by Landlord. Landlord’s approval shall not be unreasonably withheld. Tenant may remove any equipment (but not fixtures unless otherwise agreed in writing by the parties) if Tenant is not in default under this Lease, but Tenant must repair all damage to the Leased Premises caused by removal.

12.    CESSATION OF UTILITIES. Landlord is not liable to Tenant for any damages if any utilities furnished by Landlord are interrupted or required to be terminated because of necessary repairs or improvements or governmental regulations or any cause beyond the control of Landlord. No such interruption or cessation relieves Tenant from the performance of any of Tenant’s covenants, conditions and agreements under this Lease unless the interruption or cessation continues for more than twenty-four (24) hours and is the result of Landlord’s failure to fulfill its maintenance obligations under this Lease or other reason within Landlord’s control.

13.    CONDITION OF LEASED PREMISES. Tenant will accept the Leased Premises in rent-ready condition in accordance with the specifications attached hereto as Exhibit C. The condition of the Leased Premises will be deemed acceptable to Tenant unless Tenant gives notice of deficiency in writing to Landlord within thirty (30) days after commencement. Landlord makes no warranties as to the suitability of the Leased Premises for any proposed use or business endeavor. Tenant has independently determined that the Leased Premises are suitable for its use or business, and Tenant has not relied on any representations of Landlord as to the suitability of the Leased Premises for Tenant’s proposed use and hereby waives any and all claims related thereto. At the termination of this Lease, Tenant must surrender the Leased Premises in the same condition except for ordinary wear and tear.

14.    MAINTENANCE AND REPAIRS. Tenant shall have the express obligation to install, maintain and repair the interior of the Leased Premises, including all HVAC (interior and/or exterior). Tenant shall hold Landlord harmless from any loss, cost or damage in connection with such maintenance and repairs. Landlord shall maintain all structural and exterior improvements (excluding windows and doors) including foundation, roofs and non-decorative exterior walls. Tenant may not permit any mechanic’s or materialman’s lien to encumber the Leased Premises.

15.    LIABILITY, PROPERTY AND CASUALTY INSURANCE. At its expense, Tenant must obtain and maintain in force during the term of this Lease a policy of general liability insurance insuring Tenant and Landlord against any liability to those who may be injured on the Leased Premises. Total insurance coverage must be at least Two Million ($2,000,000.00) dollars and coverage for each incident must be at least One Million ($1,000,000.00) dollars. In addition, Tenant must hold Landlord harmless from any liability to those who may be injured or suffer damage on the Leased Premises. Tenant must also obtain and maintain an all risk property of a minimum amount equal to replacement value of all Tenant’s property on the premises.

16.    INSURANCE SUBROGATION WAIVER. Tenant must cause any insurer providing the insurance covering the Leased Premises and the improvements thereon to waive any right of subrogation the insurer may acquire against Landlord by virtue of payment of any loss under the insurance. Tenant shall hold Landlord harmless from any loss or injury resulting from Tenant’s failure to secure waiver of subrogation.

17.    INDEMNITY. Tenant agrees to defend, indemnify and save Landlord harmless from and against any and all claims and demands (except such as result from the negligence or intentional actions or omissions to act of Landlord) for, or in connection with, any accident, injury or damage whatsoever caused to any person or property arising, directly or indirectly, out of the business conducted in or the use and/or occupancy of the Leased Premises or occurring in, on or about the Leased Premises or any part thereof, or arising directly or indirectly, from any act or omission of Tenant or any servant, agent, employee or contractor employed by Tenant, and from and against any and all costs, expenses and liabilities incurred in connection with any such claims and/or proceedings brought thereon.

18.    ASSIGNMENT. Tenant shall not assign this lease, nor underlet the whole or any part of the Leased Premises without first obtaining the written consent of Landlord. Even in the event of permitted assignment or subletting, Tenant acknowledges that it shall remain fully responsible for compliance with all lease terms.

19.    TENANT’S DEFAULT. If Tenant (a) fails to comply with any material term of this Lease, (b) fails to provide Landlord with acceptable proof of payment of utilities, insurance premiums and other expenses in connection with the possession and use of the Leased Premises, (c) vacates the Leased Premises or ceases for more than five (5) consecutive business days to openly and actively conduct business on the premises during all normal business hours, unless such cessation of business or failure to open and actively conduct business is a result of order to do so, or prohibition against doing so, by any federal, state or other agency having regulatory authority over Tenant (d) is subject to administration under the bankruptcy laws or laws of receivership, (e) becomes insolvent or transfers property in fraud of creditors, (f) makes an assignment for the benefit of creditors, or (g) is subject to the appointments of a receiver, Landlord may terminate this Lease, take possession of the Leased Premises and use or relet the Leased Premises on any terms satisfactory to Landlord. Tenant will remain liable for all damages or loss incurred by Landlord. Landlord may also elect any other remedy permitted by law or equity. If any payment due from Tenant to Landlord is received more than five (5) days after the date due, Tenant must pay Landlord a late fee equal to one hundred ($100) dollars per day. Tenant must also reimburse Landlord for return check charges.

20.    LANDLORD’S DEFAULT. Landlord shall not be deemed to be in default under this Lease unless (a) Tenant has given notice to Landlord specifying the default claimed, and (b) Landlord has failed for thirty (30) days (or for such longer period as may be required with the exercise of due diligence) to cure such default, if curable, or to institute and diligently pursue reasonable corrective or ameliorative efforts towards a non-curable default.

21.    LANDLORD’S RIGHT TO ACCELERATE AND COLLECT REMAINING RENTAL PAYMENTS. If Landlord terminates this Lease due to Tenant’s failure to pay rent, Landlord may recover from Tenant the sum of (a) all Base Rent and all other amounts accrued hereunder to the date of such termination; (b) the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and (c) costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition reasonably acceptable to a new tenant or tenants. Landlord shall also be entitled to any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, including all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorney’s fees and court costs, and the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination. Therefore, Pursuant to Tenn. Code Ann § 66-28-505(b), Tenant hereby agrees that should Tenant fail to pay rent or otherwise breach this lease, Landlord has the right to accelerate the future rental payments due on the remaining term of the lease. In addition to any other sums it is entitled to seek hereunder, Landlord shall have the right to seek a judgment from the courts of the County in which the Leased Premises are located in an amount totaling all future rental payments which were due under the lease.

22.    WAIVER OF NOTICE OF NON-PAYMENT OF RENT PURSUANT TO TENN CODE ANN § 66-28-505(b). Tenant hereby waives Landlord’s obligation to provide Tenant with written notice of default due to Tenant’s failure to pay the rent when due. Therefore, Landlord shall not be required to furnish any written notice whatsoever to Tenant should Tenant fail to pay the rent when due. Landlord has the right to immediately initiate an action for unlawful detainer or such other legal action as Landlord should elect to pursue.

23.    TENANT’S WAIVER OF CLAIMS FOR BUSINESS INTERRUPTION. Landlord shall not be liable for, and Tenant hereby waives all claims against Landlord, for business interruption, loss of profits and losses occasioned thereby sustained by Tenant, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its agents.

24.    SURRENDER OF PREMISES. Tenant agrees, at the termination of this lease, whether by limitation, forfeiture, or otherwise, to quit, surrender and deliver to Landlord possession of the Leased Premises free from any liens thereon, in good condition and repair, ordinary wear and tear alone excepted. Landlord agrees to work out with Tenant a reasonable time period after surrender in which Tenant may remove any fixtures (if agreed upon in writing by the parties) and stock in trade located on the Leased Premises. If Tenant shall default in surrendering the Leased Premises, Tenant’s occupancy subsequent to such expiration, whether or not with the consent or acquiescence of Landlord, shall be deemed to be that of a tenancy at will and in no event from month to month or from year to year, and such occupancy shall be subject to all the terms covenants and conditions of this lease applicable thereto, and no extension or renewal of this lease shall be deemed to have occurred by such holding over.

25.    ATTORNEY’S FEES. If Landlord or Tenant violates any material term of this Lease, the prevailing party must pay to the other party the reasonable cost of enforcement, including, but not limited to, reasonable attorney’s fees incurred.

26.    SERVICE OF NOTICE. Landlord and Tenant appoint as its agent to receive all service and notices hereunder:

Lessor:	Tenant:

HHT, LLC c/o Brock East	Franklin Synergy Bank
2914 Cherry Blossom Lane	722 Columbia Avenue
Murfreesboro TN 37129	Franklin, TN 37064

All notices, demands, requests, consent and other instruments required or permitted to be given pursuant to the terms of this Lease shall be deemed given (i) upon deposit in the United States Mail and if the same shall be sent by certified mail, return receipt requested, or (ii) forwarded by a nationally recognized overnight courier service, addressed to each party.

27.    DESTRUCTION OF LEASED PREMISES/PROPERTY. If during the term of this Lease, the property is destroyed or damaged in whole or in part by fire or other casualty (even if only part of the building other than the Leased Premises is damaged), Landlord shall promptly and diligently repair the property unless the Lease is terminated as hereinafter provided. To the extent the premises is not useable for its intended purposes, rent shall abate until such repairs and restoration are made, or until the Lease is terminated as hereinafter provided. However, if such fire or other casualty is caused by the fault or negligence of Tenant, its employees or agents, Tenant shall not be entitled to any such abatement.

Within thirty (30) days of the date of such damage, Landlord shall notify Tenant with Landlord’s anticipated time frame for the restoration. If the damage, whether to the premises alone, another part of the building, or both, renders the Leased Premises untenantable, for Tenant’s intended purposes in whole or in part, and is so extensive that Landlord cannot or does not restore or repair the property to pre-casualty condition within a period of three (3) months from the date of such fire or other casualty, either party shall have the right to terminate this Lease by notice to the other party. In the event the damage, in Landlord’s reasonable opinion, can be restored to the precasualty condition within a period of three (3) months from the date of such fire or other casualty, Landlord shall undertake to restore the premises and the building in a prompt and diligent manner.

28.    EMINENT DOMAIN. If all or substantially all of the Leased Premises are taken by any governmental authority for public use or quasi-public use, the lease term hereunder must terminate. Tenant does not have any right or claim to any part of any award made to or received by Landlord for the taking. Tenant assigns to Landlord all rights it may have in any award. If less than substantially all of the Leased Premises are taken, Landlord must receive the entire award, and Tenant’s rent must be abated to reflect the portion of the premises unavailable for Tenant’s use.

29.    FORCE MAJEURE. Landlord’s performance is excused where it is delayed or prevented by forces beyond Landlord’s control, including without limitation, labor disputes, governmental regulations or controls, fire, casualty, or other acts of God.

30.    SEVERABILITY. The terms and provisions hereof are severable such that if any term or provisions is declared or found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining terms and provisions of this lease.

31.    WAIVER OF JURY TRIAL. Landlord and Tenant hereby waive any and all rights to a trial by jury in any action, proceeding or counterclaim (including any claim for injury or damage and any emergency and other statutory remedy in respect thereof) brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant’s use or occupancy of the Premises.

32.    COVENANTS AND AGREEMENTS. Except as otherwise provided in this lease, all of the covenants, agreements and conditions of this lease shall accrue to the benefit of and be binding upon the respective parties hereto and their successors and assigns as if they were in every case named and expressed. Except as provided herein, this Lease is the entire contract of the parties and must not be amended except by a subsequent written agreement. This Lease shall be governed and construed under the laws of Tennessee.

IN WITNESS WHEREOF, the parties have executed this Lease on the day and date first above written.

LESSOR:		TENANT:

By:	/s/ Richard Herrington	By:	/s/ Sarah Meyerrose

EXHIBIT A

2350 Square Feet located on the right (Tenant C) of 310 West Main Street.

EXHIBIT B

Sign to be submitted by Tenant for approval by City of Murfreesboro and Lessor.

EXHIBIT C

CONSTRUCTION ADDENDUM & DELIVERY OF SPACE

The Lessor, at its sole expense, shall provide the following improvements to the Premises for Lessee:

The Premises shall be provided to Tenant with a new roof and new facade as proposed on the renderings attached hereto.

Lessor shall have the right to review and approve drawing for any tenant improvements. Lessor shall provide the tenant a demising wall around the leased Premises as required by Code. Landlord will provide sewer access, electrical conduit with access to electric service, low voltage communication conduit, natural gas accessibility and water stubbed into tenant premises.

Natural gas and water will be billed by the Lessor at an appropriate rate.

Tenant shall be responsible for all disposal of trash/waste.

Lessor also agrees to contribute $30.00/sq. foot toward future buildout of Tenant’s space. Lessor’s contribution towards the buildout will be paid in two (2) equal installments at (1) 50% completion as determined by the contractor in charge of the buildout and (2) upon being issued the Certificate of Occupancy.